EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
PRG Schultz International, Inc.
Atlanta, Georgia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-134698) and Form S-8 (File No. 333-64125, No. 333-08707, No. 333-30885, No. 333-61578, No. 333-81168, No. 333-100817 and No. 333-137438) of PRG Schultz International, Inc. and subsidiaries of our report dated March 12, 2008, relating to the consolidated financial statements and financial statement schedule, and the effectiveness of PRG Schultz International, Inc. and subsidiaries’ internal control over financial reporting, which appears in the Annual Report to Shareholders on Form 10-K for the year ended December 31, 2007.
/s/ BDO Seidman, LLP
Atlanta, Georgia
March 12, 2008